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                                                                  Exhibit 10.30

                                        Effective as of November 20, 1999

Heather Ellerkamp
8 Summer Street
Ipswich, MA 01938

Dear Heather:

      This will confirm our agreement pursuant to which you will act as a consultant to us ("AutoImmune").

      As a consultant, you will provide such financial services to AutoImmune as the Chairman of the Board of Directors of AutoImmune or his designee shall reasonably require. Your services will include assistance in the quarterly close of AutoImmune's books; preparation of quarterly Reports on Form 10-Q and Annual Reports on Form 10-K; working with the Audit Committee of AutoImmune's Board of Directors; preparation of tax returns on behalf of AutoImmune; assistance in the preparation and dissemination of press releases; assistance in the preparation of AutoImmune's annual report to stockholders; assistance in the preparation of AutoImmune's proxy statements; attendance to insurance and benefits matters involving AutoImmune; and assistance with the calling and holding of meetings of AutoImmune's stockholders.

      For these services, AutoImmune shall pay you at the rate of one hundred dollars ($100) per hour but in no event less than eight thousand dollars ($8,000) per calendar quarter during the term of this Agreement. You shall be paid for your services within thirty (30) days after AutoImmune's receipt of your invoice for such services. Such invoice shall be accompanied by a report setting forth in reasonable detail the nature of your activities and time spent. You shall also be reimbursed for expenses incurred by you in the performance of your services under this agreement to the extent these expenses were approved in advance by AutoImmune and upon submission of appropriate documentation.

      This agreement may be terminated by either you or AutoImmune effective as of February 19, May 19, August 19 or November 19 of a calendar year upon thirty
(30) days' prior written notice.

      Your status as a consultant to AutoImmune will be that of an independent contractor and not as an employee of AutoImmune.
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      This agreement constitutes the entire agreement between us with respect to the subject matter hereof and may not be modified or changed or its provisions waived, except by an agreement in writing. This agreement shall inure to the benefit of and be binding upon our respective heirs, personal representatives, successors and assigns.

      If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to AutoImmune the enclosed copy of this letter.

                                            Very truly yours,

                                            AUTOIMMUNE INC.


                                            By /s/ Robert C. Bishop
                                               -----------------------
                                               Robert C. Bishop, Ph.D.
                                               Its Chief Executive Officer

AGREED:


/s/ Heather A. Ellerkamp
-----------------------
Heather Ellerkamp

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